Exhibit 4.5

EXECUTION COPY

AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE

among

UNIVAR INC.

as Issuer

THE GUARANTORS LISTED ON SIGNATURE PAGES HEREOF

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

October 8, 2010

THIS AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE (this “Amendment”) is entered into as of October 8, 2010 among Univar Inc., a Delaware corporation (the “Issuer”), the Guarantors listed on signature pages hereof and Wells Fargo Bank, National Association, a national banking association (the “Trustee”).

RECITALS

WHEREAS, the Issuer, the Guarantors and the Trustee have entered into that certain Indenture, dated as of October 11, 2007 (as amended by the First Supplemental Indenture, dated as of October 17, 2007 and the Second Supplemental Indenture, dated as of September 20, 2010 (such supplemental indenture, the “Second Supplemental Indenture”) and as otherwise amended, supplemented or modified from time to time, the “Indenture”), relating to the 12% Senior Subordinated Notes due 2015 in the aggregate original principal amount of $600 million issued by the Issuer (such notes, as amended, and any notes issued in exchange, substitution or replacement therefor, the “Securities”);

WHEREAS, the Issuer and the Holders wish to make certain amendments to various provisions of the Indenture and the Second Supplemental Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer has obtained written consent to the proposed amendments from the Holders holding 100% of the aggregate principal amount of the Securities outstanding.

WHEREAS, on or prior to the date hereof, the Trustee has received an Opinion of Counsel and Officer’s Certificate pursuant to Sections 9.06 and 13.04 of the Indenture with respect to the amendments to the Indenture that are to become effective on the date of this Amendment, regardless of whether the Second Supplemental Indenture Effective Date shall occur.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Second Supplemental Indenture hereby agree as follows:

Section 1.

Amendment to the Second Supplemental Indenture

The Second Supplemental Indenture is hereby amended to replace Annex A attached thereto with the Indenture attached as Annex A to this Amendment, to reflect the blacklined changes set forth in Annex A to this Second Supplemental Indenture, such that, subject to Section 2 of this Amendment, the effective Indenture on the Second Supplemental Indenture Effective Date shall be as set forth in Annex A attached hereto. All capitalized terms used herein without definition shall have the meanings assigned to such terms in Annex A.

Section 2.

Amendments to Indenture Effective on the Date of this Amendment

On the date hereof, the Indenture shall be amended as set forth in this Section 2:

(a) Section 1.01 of the Indenture shall be amended to add the following definition in the appropriate alphabetical order:

“Debt Facilities” means, with respect to the Issuer and the Issuer’s Restricted Subsidiaries, one or more debt or credit facilities, indentures or agreements (including the Senior Credit Facility) with one or more banks, insurance companies, funds, financial institutions or other institutional lenders or investors, not entered into in the regular ordinary course of business, providing for revolving credit loans, term loans, notes, debentures or letters of credit or other credit or financing facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (if more than one such facility, each individually, a “Debt Facility”).”

(b) Section 4.16 of the Indenture shall be amended to read in full as follows:

“4.16. Limitation on Layered Debt. The Issuer shall not incur any Debt that is (a) expressly subordinate in right of payment to any Senior Debt and (b) senior in any respect in right of payment of Securities. No Guarantor shall incur any Debt that is (a) expressly subordinate in right of payment to any Senior Debt and (b) senior in any respect in right of payment to the Security Guarantee of such Guarantor. In addition, neither the Issuer nor a Guarantor shall incur any Secured Debt (including any second lien debt or “first loss” tranche) which is, by its express terms, subordinated as to rights to receive proceeds of collateral to any other Secured Debt of the Issuer or a Guarantor secured in whole or in part by the same collateral. In addition, neither the Issuer nor any Guarantor shall incur any Debt under Debt Facilities otherwise permitted under Section 4.03(a) or Section 4.03(b)(3)(ii) or any Permitted Refinancing Debt in respect thereof unless:

(A) either (i) such Debt expressly provides that it is on a parity with or subordinated (to the same extent the Securities are subordinated to Senior Debt hereunder) in right of payment to the Securities of the Issuer and each Security Guarantee of each such Guarantor, or (ii) concurrently with the issuance of such Debt, this Indenture, the Securities and the Security Guarantees are amended in accordance with Section 9.01(f) to remove in their entirety, the subordination provisions thereof in Article 12 of this Indenture and all related provisions that relate solely to such subordination provisions, or

(B) such Debt is Secured Debt that is secured by a Lien having the same lien priority as the Liens that secures any Credit Facilities permitted under Section 4.03(b)(i).”

(c) Section 4.03(b)(i) is amendment to add the word “Secured” in the first line thereof prior to the words “Debt, including bankers’ acceptances” appearing therein.

Section 3.

Miscellaneous

1. THE INTERNAL LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANY OTHER STATE) SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

2. This Amendment may be signed in various counterparts, which together will constitute one and the same instrument. Each signed copy shall be an original, but all of them together represent the same agreement.

3. Upon execution and delivery of this Amendment, the Indenture shall be modified and amended in accordance with this Amendment and, as applicable the Second Supplemental Indenture, as amended hereby, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Amendment will control. The Indenture, as modified and amended by this Amendment, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Amendment, the provisions of the Indenture, as modified and amended by this Amendment, shall control.

4. Except as amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified, and confirmed by the Issuer, the Guarantors and the Trustee. The consent of the Holders to this Amendment shall not constitute an amendment or waiver of any provision of the Indenture except to the extent expressly set forth herein, and shall not be construed as a waiver of or consent to any further or future action on the part of the Issuer or any Guarantor or waiver of any Default or Event of Default, except to the extent expressly set forth herein.

5. Each Guarantor hereby reaffirms its obligations under its Guarantee and under Article 11 of the Indenture each as hereby amended by this Amendment. The Issuer and each Guarantor hereby reaffirms its obligations under the Registration Rights Agreement.

6. In case any one or more of the provisions in this Amendment shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

UNIVAR INC.
as Issuer

By:

Name:	DOUGLAS R. DREW
Title:	V.P. TREASURER

CHEMPOINT, INC. as Guarantor

By:

Name:	DOUGLAS R. DREW
Title:	V.P. TREASURER

UNIVAR USA INC. as Guarantor

By:

Name:	DOUGLAS R. DREW
Title:	V.P. TREASURER

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:

Name:	Lynn M. Steiner
Vice President

[Second Supplemental Indenture]